December 1,
2005


Mail Stop 4561

Michael A. J. Farrell
1211 Avenue of the Americas, Suite 2902
New York, NY 10036

      Re:	Annaly Mortgage Management Inc.
		Form 10-K for the year ended December 31, 2004
		File No. 001-13447

Dear Mr. Farrell:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3414 if you have questions.



							Sincerely,



            Cicely Luckey
      Branch Chief



??

??

??

??

Michael A. J. Farrell
Annaly Mortgage Management Inc.
October 26, 2005
Page 1